UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 7, 2010

LAKE VICTORIA MINING COMPANY, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-53291
(Commission File Number)

Not Applicable
(IRS Employer Identification No.)

1781 Larkspur Drive, Golden, CO 80401
(Address of principal executive offices and Zip Code)

(303) 526-5100
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective October 7, 2010, Lake Victoria Mining Company, Inc. (the “Company”) entered into a consulting agreement with Misac Noubar Nabighian (the “Consultant”) to provide geophysical data processing, geophysical data interpretation services (the “Services”) to the Company in connection with certain of its mining properties in consideration of which the Company agreed to:

(i) grant the Consultant an option to acquire 120,000 shares of common stock of the Company pursuant to the terms of the Company’s 2010 Stock Option Plan, at an exercise price of $0.29 (USD) per share, exercisable until October 7, 2013 and vesting immediately;

(ii) pay the Consultant 0.5% of the net proceeds (as further defined in the agreement) from the sale of any mining properties for which the services of the Consultant have been engaged, including any joint venture properties or producing properties, that the Company has a beneficial interest in and in (as further set out in the Agreement);

(iii) grant the Consultant a royalty on producing properties as follows: (a) $1.00 per ounce of gold produced or 0.25% of net smelter returns (as such term is defined in the Agreement), whichever is greater, and (b) 0.25% of net smelter returns for all other commercial production.

(iv) pay all of the Consultant’s travel expenses and other expenditures incurred in providing the Services.

The agreement is for a term of 36 months and may be renewed at the option of the Company upon 30 days written notice. Any earlier unilateral termination of the agreement by the Company requires the immediate payout to the Consultant prior to the termination of the balance of monies due regarding reimbursement of expenses to the Consultant and the delivery of a deed or other legal instrument that transfers to the Consultant a vested interest and rights in any and all properties which form the subject of the agreement.

The above summary of the Consulting Agreement is qualified in its entirety by reference to the full text of the Consulting Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 7, 2010, the Company appointed David Kalenuik as the Company’s President and Chief Executive Officer and a director of the Company and Ming Zhu as the Chief Financial Officer of the Company. Mr. Kalenuik and Mr. Zhu were appointed to fill the vacancies following Roger Newell’s resignation as our President, Chief Executive Officer and Chief Financial Officer of the Company. Mr. Newell has been appointed as Chairman of the Board and continues to serve on the Company’s board. Mr. Newell’s resignation as President, Chief Executive Officer and Chief Financial Officer was not as a result of any disagreement with the Company’s operations, policies or practices.

Mr. Kalenuik has spent the last 35 years predominately as founder and owner of his own businesses that have ranged from service oriented to investor relations for publicly traded companies. Since December 2006, David has been actively involved with Kilimanjaro Mining Company Inc. and Lake Victoria Mining Company, Inc. in the identification, negotiation and acquisitions of mineral resource properties in Tanzania, East Africa. David as an International Businessman has extensive experience in start up operations, business development, strategic planning and management of both private and public companies. To date, he has been directly and indirectly responsible for the financing of each of the companies that he has been involved with. His previous experience includes being the President and Co-Founder of Larrearx, Inc./Larrea Biosciences Inc., a patented nutritional and health care supplements company, and, the President and Founder of Mitropolis Solutions Inc., a Vancouver based investor relations/investment banking firm that successfully financed and created public awareness programs for numerous public companies.

Ming Zhu (B.Comm. MA) has worked along side the management team of the Company since 2006. Ming attained a Bachelor's Degree in Accounting and Finance in 1995. He has more than 10 years experience specializing in corporate finance and accounting. His portfolio includes working for multinational companies as their finance manager in New York and China. He worked as a financial controller for an international trading firm for 2 years before graduating from the University of Newcastle in the UK with his Master's Degree in 2003 where he majored in Financial Analysis. He worked with a Canadian CA accounting firm prior to joining our management team as the Financial Controller and a Director in Kilimanjaro Mining Company Inc. a gold and uranium exploration company that is now a wholly owned subsidiary of Lake Victoria Mining Company, Inc. (LVCA). From August 2009, he has been serving as the Financial Controller for Lake Victoria Mining Company, Inc.

Family Relationships

David Kalenuik is the spouse of Heidi Kalenuik who is an officer and director of the Company and the holder of approximately 22% of the Company’s issued and outstanding common stock.

Transactions with Related Persons

Other than as disclosed below, the Company has not been party to any transaction with Mr. Kalenuik, since the beginning of its last fiscal year, or any currently proposed transaction with Mr. Kalenuik, in which the Company was or will be a participant and where the amount involved exceeds $120,000, and in which Mr. Kalenuik had or will have a direct or indirect material interest.

On July 8, 2009, Kilimanjaro Mining Company, Inc. and the Company entered into a Securities Exchange Agreement (the “Acquisition”) pursuant to which Lake Victoria acquired all of the issued and outstanding common shares of Kilimanjaro. The acquisition was completed on August 7, 2009 and the stockholders of Kilimanjaro received approximately 37,653,549 or 67% of the Company’s issued shares of common stock. Heidi Kalenuik , the spouse of Mr. Kalenuik was a significant stockholder of Kilimanjaro prior to the consummation of the transaction and received 15,411,000 shares of the Company’s common stock in exchange for her shares in Kilimanjaro Mining Company, Inc.

The Company has not been party to any transaction with Ming Zhu, since the beginning of its last fiscal year, or any currently proposed transaction with Mr. Zhu, in which the Company was or will be a participant and where the amount involved exceeds $120,000, and in which Mr. Zhu had or will have a direct or indirect material interest.

2010 Stock Option Plan

On October 7, 2010, the Board of Directors of the Company adopted the 2010 Stock Option Plan (the "2010 Plan").

The purpose of the 2010 Plan is to retain the services of directors, officers, valued key employees and consultants of the Company and such other persons as the plan administrator selects, and to encourage such persons to acquire a greater proprietary interest in our company, thereby strengthening their incentive to achieve the objectives of the Company’s stockholders, and to serve as an aid and inducement in the hiring of new employees.

The 2010 Plan provides for the granting of incentive stock options or non-qualified stock options (the "Benefits"). A maximum of 10,000,000 shares of common stock are reserved and available for issuance under the 2010 Plan, subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change. The 2010 Plan will be administered by the committee (the "Committee") appointed by the Board, which determines the term and provisions of the Benefits. The 2010 Plan contains provisions for equitable adjustment of the Benefits in the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spinoff, combination of shares, exchange of shares, dividends in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company. The Committee may amend, suspend or terminate the 2010 Plan at any time.

Adoption of the 2010 Plan was not subject to shareholder approval. The Board approved the 2010 Plan because it believes that additional shares of common stock must be made available to attract, retain and motivate highly competent persons as officers, employees and non-employee directors of, and consultants to, the Company and its subsidiaries and affiliates, and to assist in further aligning the interests of such individuals with those of the Company's other stockholders. The Company intends to seek stockholder approval of the 2010 Plan.

The above summary of the 2010 Plan is qualified in its entirety by reference to the full text of the 2010 Plan which is filed as Exhibit 10.2 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Consulting Agreement dated October 7, 2010 between the Company and Misac Noubar Nabighian

10.2	2010 Stock Option Plan

99.1	News Release dated October 12, 2010 announcing change in management.

99.2	News Release dated October 12, 2010 announcing appointment of new geological consultant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKE VICTORIA MINING COMPANY, INC.

By:	/s/ David Kalenuik
David Kalenuik
President
Dated: October 13, 2010